Exhibit 10.17

CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC, 2016 OMNIBUS COMPENSATION PLAN, dated as of ____________, 20__, between XPO Logistics, Inc., a Delaware corporation (the “Company”), and ___________.
This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of _____ restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.001 par value (“Shares”), or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
SECTION 3. Vesting and Settlement. (a) Vesting. Except as otherwise provided herein, the RSUs shall vest on ____________ (the “Vesting Date”), provided that you continue to serve as a member of the Board of Directors of the Company (the “Board”) through and until the Vesting Date.

(a) Settlement of RSU Award. Within 30 days following the Vesting Date (the “Settlement Date”), the Company shall deliver to you or your legal representative either (x) one Share or (y) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that is scheduled to be settled on such date in accordance with the terms of this Award Agreement; provided that, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.

(b) Change of Control. In the event of a Change of Control, all outstanding RSUs shall accelerate vesting as of immediately prior to such Change of Control, in which case all outstanding RSUs shall be settled no later than the tenth (10th) day following the date of such Change of Control.

SECTION 4. Forfeiture of RSUs. Unless the Committee determines otherwise, if the Vesting Date with respect to the RSUs has not occurred prior to the date on which you cease to be a member of the Board for any reason, your rights with respect to such RSUs shall immediately terminate and you shall be entitled to no further payments or benefits with respect thereto.

SECTION 5. No Rights as a Stockholder until Delivery. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award. On or after delivery of Shares, you shall have, with respect to Shares delivered, all of the rights of a stockholder of the Company, including the right to vote Shares.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding; Consents and Legends. (a) Withholding. Subject to applicable law, you shall be permitted to elect to have the Company retain from the Shares that would otherwise be delivered to you pursuant to the RSUs a number of Shares having a Fair Market Value that is sufficient to satisfy any Federal, state, local or foreign taxes that you reasonably estimate that you will be required to pay as a result of delivery to you of the Shares subject to the RSUs; provided, however, that in order for you to make any such election, not less than 10 Business Days prior to the date that the Shares would otherwise be deliverable to you, you must notify the Company in writing of your desire to exercise such election and such notice must include the percentage of the otherwise deliverable Shares that you would like the Company to withhold. Upon receipt of such notice, the Company shall be permitted to request from you information about how the relevant percentage was determined. In the event that the number of Shares that would be withheld pursuant to your election is not a whole number, such number shall be rounded down to the nearest whole Share. Within 15 Business Days following the Settlement Date, the Company will pay to you an amount in cash equal to the Fair Market Value (determined as of the Settlement Date) of the Shares that the Company withheld.

(a) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(b) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. You and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(a) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(b) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Legal Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(a) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(b) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(c) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO Logistics, INC.
by

Name:
Title:

[grantee]